Exhibit 21.1

SUBSIDIARIES OF THE COMPANY AS OF DECEMBER 31, 2013

PMI Operating Company, Ltd., a Texas limited partnership

PMI Investment, LLC, a Delaware limited liability corporation

Pump – PMI LLC, a Texas limited liability corporation

Vertex Corporate Holdings, Inc., a Delaware corporation

Vertex-PFI, Inc., a Delaware corporation

PFI, LLC, a Rhode Island limited liability company

DXP Canada Enterprises, Ltd., a British Columbia Corporation

HSE Integrated, Ltd, an Alberta Corporation

Industrial Paramedic Services, Ltd., an Alberta Corporation

DXP Holdings, Inc., a Texas corporation

National Process Equipment, Inc. , an Alberta Corporation